Exhibit 5.1

111 S. Calvert Street, 27th Floor
Baltimore, MD 21202-6174
TEL 410.528.5600
FAX 410.528.5650
www.ballardspahr.com

August 10, 2026

Janus Living, Inc.

4600 South Syracuse Street

Suite 500

Denver, Colorado  80237

Re:

Janus Living, Inc., a Maryland corporation (the “Company”) – Registration Statement on Form S-11 filed with the United States Securities and Exchange Commission (the “Commission”) on August 10, 2026, as amended (the “Registration Statement”), pertaining to the issuance and sale by the Company of up to 18,400,000 shares (the “Shares”) of Class A-1 Common Stock, par value $0.01 per share (“Class A-1 Common Stock”), of the Company (including Shares that the underwriters have the option to purchase)

Ladies and Gentlemen:

We have acted as Maryland corporate counsel to the Company in connection with the registration of the Shares under the Securities Act of 1933, as amended (the “Act”), by the Company pursuant to the Registration Statement.  You have requested our opinion with respect to the matters set forth below.

In our capacity as Maryland corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(i)

the corporate charter of the Company (the “Charter”), consisting of Articles of Incorporation filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on January 5, 2026, Articles of Conversion filed with the Department on January 5, 2026, Articles of Amendment and Restatement filed with the Department on March 17, 2026, and Articles of Merger filed with the Department on March 18, 2026;

(ii)

the Bylaws of the Company, dated as of January 5, 2026 (the “Original Bylaws”), and the Amended and Restated Bylaws of the Company, dated as of March 19, 2026 (the “Amended and Restated Bylaws” and together with the Original Bylaws, collectively, the “Bylaws”);

(iii)	the Unanimous Consent of Board of Directors in Lieu of an Organizational Meeting, dated as of January 5, 2026 (the “Organizational Resolutions”);
(iv)	certain resolutions (the “Directors’ Resolutions”) adopted by the Board of Directors of the Company (the “Board”);

BALLARD SPAHR LLP

Janus Living, Inc.

August 10, 2026

(v)

a certificate of one or more officers of the Company, dated as of a recent date (the “Officers’ Certificate”), to the effect that, among other things, the copies of the Charter, the Original Bylaws, the Organizational Resolutions and the Directors’ Resolutions are true, correct and complete, have not been rescinded or modified and are in full force and effect on the date of the Officers’ Certificate, and certifying as to the manner of adoption of the Directors’ Resolutions and the authorization for issuance of the Shares;

(vi)	the Registration Statement and the related form of prospectus included therein, in substantially the form filed or to be filed with the Commission pursuant to the Act;
(vii)	a status certificate of the Department, dated as of a recent date, to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland; and
(viii)	such other laws, records, documents, certificates, opinions and instruments as we have deemed necessary to render this opinion, subject to the limitations, assumptions and qualifications noted below.

In reaching the opinions set forth below, we have assumed the following:

(a)	each person executing any instrument, document or agreement on behalf of any party (other than the Company) is duly authorized to do so;
(b)	each natural person executing any instrument, document or agreement is legally competent to do so;
(c)

all Documents submitted to us as originals are authentic; the form and content of all Documents submitted to us as unexecuted drafts do not, and will not, differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; all Documents submitted to us as certified or photostatic copies conform to the original documents; all signatures on all Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all representations, warranties, statements and information contained in the Documents are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

(d)	all certificates submitted to us, including but not limited to the Officers’ Certificate, are true, correct and complete both when made and as of the date hereof;
(e)	none of the Shares will be issued or transferred in violation of the provisions of Article VII of the Charter relating to restrictions on ownership and transfer of stock;

BALLARD SPAHR LLP

Janus Living, Inc.

August 10, 2026

(f)

none of the Shares will be issued and sold to an Interested Stockholder of the Company or an Affiliate thereof, all as defined in Subtitle 6 of Title 3 of the Maryland General Corporation Law (the “MGCL”), in violation of Section 3-602 of the MGCL;

(g)	the Company has not, and is not required to be, registered under the Investment Company Act of 1940; and
(h)

prior to the issuance of the Shares subsequent to the date hereof, the Board, or a duly authorized committee thereof, will adopt resolutions that approve the consideration to be received by the Company for the issuance and sale of the Shares (the “Corporate Proceedings”).

Based on the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

1.	The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland.
2.

The issuance of the Shares has been duly authorized by all necessary corporate action on the part of the Company, and when, upon consummation of the Corporate Proceedings, such Shares are issued and delivered by the Company in exchange for the consideration therefor as provided in, and in accordance with, the Directors’ Resolutions and the Corporate Proceedings, such Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the substantive laws of the State of Maryland, and we do not express any opinion herein concerning any other law.  We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers.  To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention.  We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to the incorporation by reference of this opinion in the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares.  We also consent to the identification of our firm in the section of the Registration Statement entitled “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Ballard Spahr LLP